EXHIBIT 10.1

06/09/2026

Dear Cassandra,

Congratulations, we are thrilled to offer you a position with Zillow Group! This offer letter outlines the key terms of our offer of employment to you and provides a snapshot of some of the great benefits that make Zillow Group one of the best companies to work for.

Job Details:
•Title: Chief Legal & Policy Officer
•Reporting to: Jeremy Wacksman, Chief Executive Officer
•Start Date: 08/10/2026
•Office Location: Remote-CA
•Annual Salary: $750,000.00
•Equity Award: $4,750,000.00 USD of pre-choice Zillow Group Class C RSUs
•Sign-On Bonuses: $1,500,000.00 (paid in quarterly installments)

Benefits:
•Vacation Days: Discretionary Time Off (DTO)
•Sick Days: Accrues 1 hour for every 30 hours worked and up to 9 per year
•Medical, Dental and Vision: Comprehensive healthcare offering with Zillow covering a large share of premium costs for employees and their dependents
•401k: Up to a 4% employer match
•Wellbeing Account: up to $75 per month
•Company Holidays: 10 per year
•Volunteer Day: 1 per year
•Life, short & long-term disability insurance: Company paid policies provided
•New Parents: 12 weeks of paid parental leave at 100% pay, with an additional 8 weeks of pregnancy disability leave at 100% pay for delivering parents, $500 in Baby Bucks
•Family Benefits: 15 uses of back-up childcare, comprehensive fertility benefit, LGBTQ+ healthcare concierge program, adoption/surrogacy assistance and more
•Mental Health Benefits: Up to 10 free therapy and/or coaching sessions each year with Lyra, at no cost, offering video, in person, or text-based support
•Recharge & Reboot: Sabbatical program allowing for up to 6 consecutive weeks off (partially paid with use of DTO) after 6 years of continuous service

EXHIBIT 10.1
Fine Print

Terms of Employment: Your employment with Zillow Group is at will, which means that you may resign at any time with or without advance notice to Zillow Group and with or without cause. Similarly, Zillow Group may terminate an employee relationship at any time with or without advance notice and with or without cause. Additionally, the terms and conditions of your employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice.

Zillow Group Company equity (NASDAQ: Z):
•New hires categorized as company insiders must complete their Equity Choice election by the end of their 2nd day of employment at Zillow Group, or else they must wait to make their Equity Choice election during the next open trading window.
•New hires who are not categorized as insiders must complete their Equity Choice election 21 days from their start date. If they do not make an election under the Equity Choice Program, their equity award will be 100% RSUs.
•You have the option to convert all or some of RSUs into Stock Options in 25% increments.
•The number of RSUs or Stock Options, as applicable, to be awarded on the date the grant is made (“Grant Date”) will be calculated by dividing the Equity Award value by the average closing price of Zillow Group’s Class C capital stock measured over a 20-consecutive trading day period prior to the 16th calendar day of the month in which the Grant Date occurs, then converted as applicable based on your equity choice election, and rounded down to the nearest whole share.
•Each Stock Option will have a per share exercise price equal to the closing price of our Class C capital stock on the Grant Date. The grant of your equity award under the equity plan under which it was granted is subject to approval by the Compensation Committee of Zillow Group’s Board of Directors or its delegate. We’ll recommend approval of your equity award as soon as practicable following your start date and receipt of any election you make under the Equity Choice Program.
•Approximate equity vesting schedule: the first 25% of your equity award will vest on the quarterly vesting date that falls in the same quarter as your one-year work anniversary. Remaining shares vest equally each quarter over the remaining 3 years. All RSU and Stock Option awards vest over 4 years. Details regarding the vesting dates for your award(s) will be specified in and governed by your Individual Grant Agreement(s) available through Schwab. Summary vesting information also will be available on ZG's "Equity Choice Program" intranet site following the start of your employment.

EXHIBIT 10.1
Sign On Bonuses: You are eligible for hiring bonuses totaling the amount stated above. These bonuses will be earned in four equal installments, according to the following plan: One-fourth (1/4th) will be earned on your first day of employment. The remaining three-fourths (3/4ths) will be earned in three equal quarterly installments, starting in the first full calendar quarter that starts after your first date of employment. The earning date for each installment will be in the middle of each quarter, on February 15, May 15, August 15 or November 15, as applicable. Earning and payment of each installment is subject to your remaining employed on the earning date. Each payment will be paid on the Company’s normal payroll schedule based on the date it is earned.

Exemption Status: This is an exempt position and your salary will be paid on a bi-weekly basis in accordance with the Company’s standard payroll practices.

Benefits: Medical, Dental, Vision, Prescription, Life, STD & LTD benefits begin the first day of the month following your start date or, if your start date is the first business day of the month, then they begin on your start date. 401k benefits begin on your start date

Background Check: You will be required to pass reference & background checks.

Proprietary Rights Agreement and Mutual Agreement to Arbitrate Claims: Your employment is contingent upon your signing a Proprietary Rights Agreement (PRA) and a Mutual Agreement to Arbitrate Claims. You may not bring, disclose or transfer the confidential information of any former employer or third party (including electronically stored information) to the Company or any of its employees, and agree that you will not use any such information in your work at the Company.

Verification: Your identity and employment eligibility will be verified via appropriate documentation on your first day.

By accepting this offer, you confirm that you are able to accept this position and carry out the work it will involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.

This offer will remain valid through the end of business, 06/16/2026.

We are excited to have you join our team!

Sincerely,

/s/ Dan Spaulding
Dan Spaulding Chief People Officer

Signature: /s/ Cassandra Knight

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